Exhibit 99.1

NEWS RELEASE
	Contacts:	Union Drilling, Inc.
Christopher D. Strong, CEO
A.J. Verdecchia, CFO
817-735-8793
FOR IMMEDIATE RELEASE
DRG&E
Ken Dennard / Ben Burnham
713-529-6600

UNION DRILLING REPORTS

2009 SECOND QUARTER RESULTS

FORT WORTH, TX – August 3, 2009 – Union Drilling, Inc. (NASDAQ: UDRL) announced today financial and operating results for the three and six months ended June 30, 2009.

Revenues for the second quarter of 2009 were $38.9 million compared to $75.4 million in the second quarter of 2008. Union Drilling reported a net loss of $4.9 million for the quarter, or $0.24 per share, compared to net income of $3.4 million, or $0.15 per diluted share, during the second quarter of 2008. Second quarter 2009 results include a $1.6 million, or $0.06 per diluted share, non-cash charge for the impairment of assets.

EBITDA for the second quarter of 2009 totaled $7.3 million compared to $17.4 million reported in the same period last year. The Company’s calculation of EBITDA excludes the non-cash impairment charge. For additional information regarding EBITDA as a non-GAAP financial measure, please refer to the disclosures contained at the end of this release.

During the quarter, Union Drilling completed a 3 million share (at a price of $8.25 per share) stock offering that generated proceeds of approximately $23.2 million net of fees.

Christopher D. Strong, Union Drilling’s President and Chief Executive Officer, commented, “As expected, the second quarter was quite challenging for Union Drilling and the entire industry. Our smaller rigs in Appalachia did not experience their typical seasonal uptick, and activity in Texas and the Arkoma basin remained subdued. In this environment, we have successfully reduced operating expenses at nearly the same rate as revenues have fallen. We also significantly reduced our total debt-to-total capital ratio to about 10 percent as of June 30th as a result of our equity offering and reduced capital expenditures during the quarter. While dialogue is picking up with current and potential customers about rig needs for programs in development, I do not expect the third quarter to show significant improvement compared to the second quarter.”

Operating Statistics

Union Drilling’s average marketed rig utilization for the second quarter was 34.7%, down from 69.5% in the same period last year. Revenue days totaled 2,243 compared to 4,490 for the second quarter of 2008. Average revenue per revenue day was $17,330 for the second quarter of 2009 compared to $16,790 last year. Operating expenses for the quarter totaled $25.6 million, or $11,394 per revenue day, compared to $49.1 million, or $10,925 per day, in the same period in 2008. Drilling margins totaled $13.3 million, or 34% of revenues, for the second quarter of 2009 versus $26.3 million, or 35% of revenues, in the second quarter of 2008. Average drilling margin per revenue day during the second quarter totaled $5,936 in 2009 versus $5,865 in the prior year period. For additional information regarding drilling margin as a non-GAAP financial measure, please refer to the disclosures contained at the end of this release.

2009 Year-To-Date Results

For the six months ended June 30, 2009, Union Drilling reported a net loss of $5.2 million, or $0.25 per share, on revenues of $93.2 million, compared to net income of $5.5 million, or $0.25 per diluted share, on revenues of $139.5 million for the same period in 2008. The net loss for the first six months of 2009 includes $2.9 million, or $0.10 per diluted share, of non-cash charges for asset impairments. Year-to-date 2009 EBITDA was $19.2 million compared to $31.5 million in 2008.

Drilling margin for the first six months of 2009 totaled $32.8 million, or 35% of revenues, compared to $47.1 million, or 34% of revenues for the same period last year. The Company totaled 5,282 revenue days on 41.1% utilization in the first half of 2009 versus 8,181 revenue days on 63.3% utilization last year. Year-to-date revenue and drilling margin averaged $17,639 and $6,219 respectively per revenue day in 2009 compared to $17,048 and $5,757 during the same period in 2008.

Conference Call

Union Drilling’s management team will be holding a conference call on Tuesday, August 4, 2009, at 10:00 a.m. Eastern time. To participate in the call, dial (480) 629-9818 ten minutes before the conference call begins and ask for the Union Drilling conference call. To listen to the live call on the Internet, please visit Union Drilling’s website fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a telephonic replay will be available through August 11, 2009 and may be accessed by calling (303) 590-3030 and using the pass code 4117225. Also, an archive of the webcast will be available after the call for a period of 60 days on the “Investor Relations” section of the Company’s website at www.uniondrilling.com.

About Union Drilling

Union Drilling, Inc., headquartered in Fort Worth, Texas, provides contract land drilling services and equipment, primarily to natural gas producers, in the United States. Union Drilling currently owns and markets 71 rigs and specializes in unconventional drilling techniques.

UDRL-E

This press release contains various forward-looking statements and information that are based on management’s belief as well as assumptions made by and information currently available to management. Forward-looking information includes statements regarding the Company’s anticipated growth, demand from the Company’s customers, capital spending by oil and gas companies and the Company’s expectations regarding its new rigs and the U. S. land drilling sector. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions and industry trends; the continued strength or weakness of the contract land drilling industry in the geographic areas where the Company operates; decisions about onshore exploration and development projects to be made by oil and gas companies; the highly competitive nature of the contract land drilling business; the Company’s future financial performance, including availability, terms and deployment of capital; the continued availability of qualified personnel; and changes in governmental regulations, including those relating to workplace safety and the environment. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in the Company’s public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K.

Union Drilling, Inc.

Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues
Total revenues	$38,872	$75,389	$93,169	$139,467

Cost and expenses
Operating expenses	25,557	49,052	60,323	92,369
Depreciation and amortization	12,318	11,082	23,452	21,664
Impairment charge	1,629	—	2,929	—
General and administrative	6,047	7,960	13,781	14,754

Total cost and expenses	45,551	68,094	100,485	128,787

Operating (loss) income	(6,679)	7,295	(7,316)	10,680

Interest expense	(291)	(291)	(369)	(500)
Gain (loss) on disposal of assets	12	(1,031)	111	(914)
Other income	42	56	66	89

(Loss) income before income taxes	(6,916)	6,029	(7,508)	9,355

Income tax (benefit) expense	(2,016)	2,657	(2,337)	3,837

Net (loss) income	$(4,900)	$3,372	$(5,171)	$5,518

(Loss) earnings per common share:
Basic	$(0.24)	$0.15	$(0.25)	$0.25

Diluted	$(0.24)	$0.15	$(0.25)	$0.25

Weighted-average common shares outstanding:
Basic	20,815,411	22,008,065	20,448,650	21,991,475

Diluted	20,815,411	22,194,810	20,448,650	22,153,999

Union Drilling, Inc.

Operating Statistics

(in thousands, except day and per day data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Revenues	$38,872	$75,389	$93,169	$139,467
Operating expenses	$25,557	$49,052	$60,323	$92,369
Drilling margins	$13,315	$26,337	$32,846	$47,098

Revenue days	2,243	4,490	5,282	8,181
Marketed rig utilization	34.7%	69.5%	41.1%	63.3%

Revenue per revenue day	$17,330	$16,790	$17,639	$17,048
Operating expenses per revenue day	$11,394	$10,925	$11,420	$11,291
Drilling margin per revenue day	$5,936	$5,865	$6,219	$5,757

Union Drilling, Inc.

Balance Sheets

(in thousands, except share and per share data)

	June 30, 2009	December 31, 2008
	(unaudited)
Assets:

Current assets:
Cash and cash equivalents	$15	$406
Accounts receivable (net of allowance for doubtful accounts of $2,723 and $1,495 at June 30, 2009 and December 31, 2008, respectively)	20,399	44,712
Inventories	1,934	1,536
Income tax recoverable	12,024	7,607
Prepaid expenses, deposits and other receivables	2,300	4,010
Deferred taxes	394	406

Total current assets	37,066	58,677
Intangible assets (net of accumulated amortization of $467 and $412 at June 30, 2009 and December 31, 2008, respectively)	1,733	1,788
Property, buildings and equipment (net of accumulated depreciation of $170,419 and $145,315 at June 30, 2009 and December 31, 2008, respectively)	271,888	275,757
Other assets	294	383

Total assets	$310,981	$336,605

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$5,976	$25,361
Current portion of notes payable for equipment	608	3,126
Current portion of customer advances	138	484
Accrued expense and other liabilities	6,547	9,127

Total current liabilities	13,269	38,098
Revolving credit facility	23,993	42,645
Long-term notes payable for equipment	297	1,974
Deferred taxes	50,915	48,633
Customer advances and other long-term liabilities	117	542

Total liabilities	88,591	131,892

Stockholders’ equity:
Common stock, par value $.01 per share; 75,000,000 shares authorized; 25,123,103 shares and 22,024,381 shares issued at June 30, 2009 and December 31, 2008, respectively	251	220
Additional paid in capital	168,493	141,113
Retained earnings	64,109	69,280
Treasury stock; 2,000,000 shares and 1,714,818 shares at June 30, 2009 and December 31, 2008, respectively	(10,463)	(8,900)

Total stockholders’ equity	222,390	201,713

Total liabilities and stockholders’ equity	$310,981	$333,605

EBITDA is earnings before net interest, income taxes, depreciation and amortization and non-cash impairment. The Company believes EBITDA is a useful measure of evaluating its financial performance because it is used by external users, such as investors, commercial banks, research analysts and others, to assess: (1) the financial performance of Union Drilling’s assets without regard to financing methods, capital structure or historical cost basis, (2) the ability of Union Drilling’s assets to generate cash sufficient to pay interest costs and support its indebtedness, and (3) Union Drilling’s operating performance and return on capital as compared to those of other entities in our industry, without regard to financing or capital structure. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net earnings is included below. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies.

Union Drilling, Inc.

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Calculation of EBITDA:
Net (loss) income	$(4,900)	$3,372	$(5,171)	$5,518
Impairment charge	1,629	—	2,929	—

Net (loss) income excluding impairment charge	(3,271)	3,372	(2,242)	5,518
Interest expense	291	291	369	500
Income tax (benefit) expense	(2,016)	2,657	(2,337)	3,837
Depreciation and amortization	12,318	11,082	23,452	21,664

EBITDA	$7,322	$17,402	$19,242	$31,519

Drilling margin represents contract drilling revenues less contract drilling costs. Union Drilling believes that drilling margin is a useful measure for evaluating its financial performance, although it is not a measure of financial performance under generally accepted accounting principles. However, drilling margin is a common measure of operating performance used by investors, financial analysts, rating agencies and Union Drilling’s management. A reconciliation of drilling margin to operating income is included below. Drilling margin as presented may not be comparable to other similarly titled measures reported by other companies.

Union Drilling, Inc.

(in thousands, except day and per day data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Calculation of drilling margin:
Operating (loss) income	$(6,679)	$7,295	$(7,316)	$10,680
Depreciation and amortization	12,318	11,082	23,452	21,664
Impairment charge	1,629	—	2,929	—
General and administrative	6,047	7,960	13,781	14,754

Drilling margin	$13,315	$26,337	$32,846	$47,098

Revenue days	2,243	4,490	5,282	8,181

Drilling margin per revenue day	$5,936	$5,865	$6,219	$5,757